Exhibit 10.3

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

KEYSTAFF DEFERRAL PLAN

Amendment No. Two

Effective on and after March 22, 2012 the Science Applications International Corporation Keystaff Deferral Plan is hereby amended as follows:

Section 9.3 of the plan is amended in its entirety to read as follows:

“9.3 All Accounts shall be immediately distributed to the Participants to whom such Accounts belong, upon the occurrence of a Change in Control (as hereinafter defined) of the Company. A “Change in Control” shall be deemed to occur if any person (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) other than the Company, any subsidiary or employee benefit plan or trust maintained by the Company or subsidiary, during any 12-month period ending on the date of the most recent acquisition by such person, becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of the Company’s stock representing thirty-five percent (35%) or more of the voting power of the Company’s then outstanding stock; provided, however, that a transaction shall not constitute a Change in Control unless it is a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A. For purposes of the foregoing, a subsidiary is any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations, other than the last corporation in such chain, owns at least fifty percent (50%) of the total voting power in one of the other corporations in such chain.”

Science Applications International Corporation

By:	/s/ Lucy K. Moffitt
Lucy K. Moffitt

Its:	Vice President for Finance